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                                                                      EXHIBIT 11


                          WASHINGTON GAS LIGHT COMPANY

           Computation of Earnings (Loss) Per Average Share of Common
                  Stock Assuming Full Dilution from Conversion
              of the $4.60 and $4.36 Convertible Preferred Series

                                  (Unaudited)



                                                For the Three Months Ended           For the Nine Months Ended
                                            ----------------------------------    ---------------------------------
                                             June 30, 1995      June 30, 1994      June 30, 1995     June 30, 1994
                                            ---------------    ---------------    ---------------   ---------------

                                                              (Thousands, except per share data)

Net income (loss)                           $     (5,441)        $    (10,129)    $      75,723      $     75,081


Dividends on preferred
 stock (excluding
 dividends on convertible
 preferred stock)                                    330                  330               990               990
                                            -------------        -------------    --------------     -------------

Net income (loss) applicable
 to common stock                  (1)       $     (5,771)        $    (10,459)    $      74,733      $     74,091
                                            =============        =============    ==============     =============

Average common shares
 outstanding on a fully
 diluted basis assuming
 the conversion of the
 outstanding shares of
 the $4.60 and $4.36
 convertible preferred
 stock as of the beginning
 of each period based on
 the applicable conversion
 price                            (2)             42,714               41,968            42,508            41,786
                                            =============        =============    ==============     =============

Earnings (loss) per average
 share of common stock
 assuming full dilution        (1) / (2)    $      (0.14)       $       (0.25)    $        1.76      $       1.77
                                            =============        =============    ==============     =============


----------------------

Note:

These calculations are submitted in accordance with the Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because no dilution results.





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